RESTRUCTURING AGREEMENT

This RESTRUCTURING AGREEMENT (this “Agreement”) is made and entered into as of February 11, 2009 by and between the following parties:

(a)           Paul G. Allen (the “Undersigned Holder”);

(b)           Charter Investment, Inc. (“CII”); and

(c)           Charter Communications, Inc., a Delaware corporation (“CCI” or the “Company” and the Undersigned Holder, CII and the Company, each, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company has determined that a restructuring of certain of its obligations is in the best interests of its stakeholders;

WHEREAS, other holders of certain claims under that certain 11% Senior Notes Indenture dated as of September 28, 2005 (each, a “Consenting 11% Old Senior Note Holder”), by and between CCH I, LLC and CCH I Capital Corp., as issuers, Charter Communications Holdings, LLC, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “11% Indenture”), each of whom are unaffiliated parties, are party to other restructuring agreements with the Company;

WHEREAS, other holders of certain claims under that certain 11% Senior Notes Indenture dated as of September 14, 2006 (each, a “Consenting 11% New Senior Note Holder”), by and between CCH I, LLC and CCH I Capital Corp., as issuers, Charter Communications Holdings, LLC, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “11% Supplemental Indenture”), each of whom are unaffiliated parties, are party to other restructuring agreements with the Company;

WHEREAS, other holders of certain claims under that certain 10.25% Senior Notes Indenture dated as of September 14, 2006 (each, a “Consenting 10.25% Old Senior Note Holder”), by and between CCH II, LLC and CCH II Capital Corp., as issuers, Charter Communications Holdings, LLC, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “10.25% Indenture”), each of whom are unaffiliated parties, are party to other restructuring agreements with the Company;

WHEREAS, other holders of certain claims under that certain 10.25% Senior Notes Supplemental Indenture dated as of July 2, 2008 (each, a “Consenting 10.25% New Senior Note Holder” and together with the Undersigned Holder, the Consenting 11% Old Senior Note Holders, the Consenting 11% New Senior Note Holders and the Consenting 10.25% Old Senior Note Holders, the “Consenting Holders”), between CCH II, LLC and CCH II Capital Corp., as issuers, Charter Communications Holdings, LLC, as parent guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Supplemental 10.25% Indenture” and together with the 11% Indenture, the 11% Supplemental Indenture and the 10.25% Indenture, the

“Indentures”), each of whom are unaffiliated parties, are party to other restructuring agreements with the Company;

WHEREAS, each Consenting Holder is the holder of a claim, as defined in section 101(5) of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) arising out of, or related to the 11% Indenture and/or the 11% Supplemental Indenture (each, a “11% Senior Note Claim”) and/or the 10.25% Indenture and/or the 10.25% Supplemental Indenture (each, a “10.25% Senior Note Claim” and together with the 11% Senior Note Claims, the “Charter Claims”);

WHEREAS, the Parties now desire to implement a financial restructuring (the “Restructuring”) of the Company and the Debtors (as defined in the Term Sheet (as defined below)) on the terms and conditions set forth in the term sheet (including all exhibits and financing commitments referenced therein, the “Term Sheet”) attached hereto as Exhibit 1;1

WHEREAS, the Parties intend to implement the Restructuring through a confirmed joint plan of reorganization, consistent in all material respects with the terms and conditions set forth in this Agreement, the Term Sheet and the joint plan of reorganization contemplated thereby (as the same may be amended from time to time in accordance with the terms of this Agreement, the “Plan”), for the Debtors in voluntary cases (the “Chapter 11 Cases”) to be commenced by the Debtors by jointly filing petitions (the “Petitions”) under chapter 11 of the Bankruptcy Code (the date of that event being the “Petition Date”) in the United States Bankruptcy Court (the “Bankruptcy Court”);

WHEREAS, the Parties have engaged in good faith negotiations with the objective of reaching an agreement with regard to restructuring the outstanding claims of, and interests in, the Company in accordance with the terms set forth in this Agreement and the Term Sheet;

WHEREAS, each Party has reviewed, or has had the opportunity to review, this Agreement and the Term Sheet with the assistance of professional legal advisors of its own choosing;

WHEREAS, each Consenting Holder desires to support and vote to accept the Plan and may enter into an agreement with the Company substantially similar in form and substance to this Agreement;

WHEREAS, the Company desires to obtain the commitment of the Consenting Holders to support and vote to accept the Plan, in each case subject to the terms and conditions set forth herein and in the other restructuring agreements to which the other Consenting Holders are party; and

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court of the Plan and the associated disclosure statement (as the same may be amended from time to time, the “Disclosure Statement”), each of which, including

[1]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Term Sheet.

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as amended, shall be consistent with the Term Sheet, the following sets forth the agreement between the Parties concerning their respective obligations.

AGREEMENT

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.         Term Sheet.

The Term Sheet is incorporated by reference herein and is made part of this Agreement as if fully set forth herein.  The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Agreement.  In the event of any inconsistencies between the terms of this Agreement and the Term Sheet, the Term Sheet shall govern.

2.         Effectuating the Restructuring.

To implement the Term Sheet, the Parties have agreed, on the terms and conditions set forth herein, that the Company shall use its commercially reasonable best efforts to:

(a)
solicit the requisite acceptances of the Plan (i) in accordance with section 1125 of the Bankruptcy Code; and (ii) if solicited after the Chapter 11 Cases have commenced, the Bankruptcy Court has approved the Disclosure Statement;

(b)
move the Bankruptcy Court to confirm the Plan as expeditiously as practicable under the Bankruptcy Code, including under section 1129(b) thereof, the Federal Rules of Bankruptcy Procedure and the Bankruptcy Court’s local rules (the federal and local rules being the “Bankruptcy Rules”); and

(c)	consummate the Plan;

provided, however, that the form and substance of the Plan (including any Plan Supplement filed in connection therewith) and the Disclosure Statement shall be consistent in all material respects with the Term Sheet.

3.         Commitments of the Undersigned Holder Under this Agreement and the Term Sheet.

(a)           Voting by Undersigned Holder.

As long as a Termination Event (as defined herein) has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, the Undersigned Holder agrees for itself that, so long as it is the legal owner, beneficial owner and/or

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the investment advisor or manager of or with power and/or authority to bind any Charter Claims and has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, it shall timely vote its Charter Claims (and not revoke or withdraw its vote) to accept the Plan, subject to the proviso in Section 2 hereof.

(b)           Support of Plan.

As long as a Termination Event has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, the Undersigned Holder, agrees for itself that, so long as it remains the legal owner, beneficial owner and/or the investment advisor or manager of or with power and/or authority to bind any Charter Claims, subject to the proviso in Section 2 hereof, by having executed and become party to this Agreement, it will:

i.
from and after the date hereof not directly or indirectly seek, solicit, support or vote in favor of any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company that could reasonably be expected to prevent, delay or impede the Restructuring of the Company as contemplated by the Term Sheet, the Plan or any other document filed with the Bankruptcy Court in furtherance of confirming the Plan;

ii.
agree to permit disclosure in the Disclosure Statement and any filings by the Company with the Securities and Exchange Commission of the contents of this Agreement; provided that the amount of the Charter Claims held by the Undersigned Holder shall be disclosed only to the Company and shall not be disclosed by the Company to any other person or entity;

iii.
cooperate with the Company to secure consents, approvals or waivers required to be obtained from governmental authorities in connection with the Plan with respect to the transfer or change in control of Franchises (as defined in the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq.), licenses and permits; provided that the Company shall reimburse the Undersigned Holder for all reasonable out-of-pocket expenses incurred in connection with this Section 3(b)(iii); and

iv.
forbear from exercising, directly or indirectly, any right to accelerate or commence any action to collect indebtedness outstanding under any indenture to which the Company and/or any of its subsidiaries (each, a “Company Indenture”) is a party or to file or join in an involuntary petition for relief under the Bankruptcy Code against the Company based upon the failure to pay any such indebtedness.

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As long as a Termination Event has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, the Company and the Undersigned Holder, so long as it is the legal owner, beneficial owner and/or the investment advisor or manager of or with power and/or authority to bind any Charter Claim, further agree that they shall not:

i.	object to or otherwise commence any proceeding opposing any of the terms of this Agreement, the Term Sheet, the Disclosure Statement or the Plan; or

ii.	take any action that is inconsistent with, or that would delay approval of the Disclosure Statement or Confirmation of the Plan.

(c)           Transfer of Claims, Interests and Securities.

The Undersigned Holder hereby agrees, for so long as this Agreement shall remain in effect (such period, the “Restricted Period”), not to sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Charter Claims (or any right related thereto and including any voting rights associated with such Charter Claims), unless the transferee thereof (a) agrees in an enforceable writing to assume and be bound by this Agreement and the Term Sheet, and to assume the rights and obligations of the Undersigned Holder under this Agreement and (b) promptly delivers such writing to the Company (each such transferee becoming, upon the Transfer, an Undersigned Holder hereunder).  The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor.  By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Undersigned Holder hereunder shall be deemed to constitute obligations in favor of the relevant transferee as an Undersigned Holder hereunder.  Any sale, transfer or assignment of any Relevant Claim (as defined below) that does not comply with the procedure set forth in the first sentence of this Subsection 3(c) shall be deemed void ab initio.  To extent permitted by law, the Undersigned Holder shall be permitted to Transfer Class A Common Stock of the Company so long as an ownership change under section 382 of the Internal Revenue Code would not occur as a result of the Transfer.  Notwithstanding any order establishing certain notice periods with respect to monitoring transfers of Class A Common Stock, upon request of the Undersigned Holder the Company shall promptly (to the fullest extent permitted by any such order) evaluate and notify the Undersigned Holder of whether it will consent to or waive certain restrictions with respect to the proposed Transfer, which consent and/or waiver shall not be unreasonably withheld.

(d)           Further Acquisition of Charter Claims.

This Agreement shall in no way be construed to preclude the Undersigned Holder or any of its respective subsidiaries from acquiring additional Charter Claims; provided that any such additional Charter Claims acquired by the Undersigned Holder or any subsidiary thereof shall automatically be deemed to be subject to the terms of this Agreement.  Upon the request of the Company, the Undersigned Holder shall, in writing and within five (5) business days,

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provide an accurate and current list of all Charter Claims that it and any subsidiary holds at that time, subject to any applicable confidentiality restrictions and applicable law.

(e)           Representation of the Undersigned Holder’s holdings.

The Undersigned Holder represents that, as of the date hereof:

i.
CII is the legal owner, beneficial owner and/or the investment advisor or manager for the legal or beneficial owner of such Charter Claims set forth on its respective signature page (collectively, the “Relevant Claims”);

ii.
there are no Charter Claims of which CII is the legal owner, beneficial owner and/or investment advisor or manager for such legal or beneficial owner that are not part of CII’s Relevant Claims unless CII does not possess the full power to vote and dispose of such claims; and

iii.	CII has full power to vote, dispose of and compromise the aggregate principal amount of the Relevant Claims, subject to applicable securities laws.

(f)           Representation of Capacity.

The Undersigned Holder is executing this Agreement solely in his capacity as the beneficial owner of claims against the Debtors and of equity interests in the Debtors.  No covenant, agreement or understanding made by the Undersigned Holder in this Agreement is made in his capacity as a chairperson or director of CCI or shall prevent or in any way limit the Undersigned Holder from taking any action or refraining from taking any action in his capacity as a chairperson or director of CCI.

4.         The Company’s Responsibilities.

(a)           Bondholder Support Agreements.

The Company represents and warrants that it has entered into (or concurrently herewith is entering into) binding restructuring, plan support or lock-up agreements consistent in all material respects with the terms and provisions of this Agreement and the Plan (“Bondholder Support Agreements”) with:

i.
more than two thirds in amount of holders of claims arising out of, or related to, the 11% Senior Notes Indenture dated as of September 14, 2006 and the 11% Senior Notes of CCH I, LLC and CCH I Capital Corporation due 2015 other than the Undersigned Holder or CII (the “CCH I Claims”, each holder of such a claim other than the Undersigned Holder or CII, a “CCH I Bondholder”), and

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ii.
more than two thirds in principal amount of holders of claims held by the Committee (as defined in the Term Sheet) arising out of or related to the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 and the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2013 (the “CCH II Claims,” together with the CCH I Claims, the “Charter Claims”, and each holder of CCH II Claim a “CCH II Bondholder” and each CCH I Bondholder and each CCH II Bondholder, a “Charter Bondholder”), pursuant to which, except as previously disclosed to the Undersigned Holder in writing, each Charter Bondholder has agreed to be bound to a Bondholder Support Agreement substantially similar to this Agreement, including without limitation, to be bound by the substantially similar provisions set forth in Section 3(a), (b), (c) (excluding the last sentence thereof), (d) and (e) above and Section 8 below.

The Company shall maintain in full force and effect and enforce each Bondholder Support Agreement to the fullest extent possible and as long as this Agreement remains in effect.

The Company shall give prompt written notice and description to the Undersigned Holder of, in each case of which the Company has knowledge, (i) any termination of a Bondholder Support Agreement, (ii) any breach by a Charter Bondholder of a material provision of its Bondholder Support Agreement or the Term Sheet and of any waiver or cure of such breach and (iv) if at any time Bondholder Support Agreements are no longer in full force and effect with at least two thirds in amount of holders of CCH I Claims or more than two thirds in principal amount of holders of CCH II claims held by the Committee.

(b)           Implementation of Plan.

The Company shall use its commercially reasonable best efforts to:

i.	effectuate and consummate the Restructuring on the terms described in the Term Sheet and the Plan;

ii.	commence the Chapter 11 Cases on or before April 1, 2009;

iii.
file the Plan and Disclosure Statement, consistent with the terms of the Term Sheet and reasonably acceptable to the Undersigned Holder, and implement all steps necessary and desirable to obtain from the Bankruptcy Court an order confirming the Disclosure Statement (the “Disclosure Statement Order”), which Disclosure Statement Order shall be entered by the Bankruptcy Court no later than on or before the 50th day following the Petition Date;

iv.
implement all steps necessary and desirable to obtain from the Bankruptcy Court an order confirming the Plan, which order shall be in form and substance consistent with the Term Sheet and reasonably acceptable to the Undersigned Holder (the “Confirmation Order”), which Confirmation Order shall be entered by the Bankruptcy Court no later than on or before the 130th day following the Petition Date; and

v.
cause the Effective Date of the Plan to occur no later than on or before the 150th day following the Petition Date but notwithstanding the following proviso in no event shall the Confirmation Date occur in December; provided, that if consents, approvals or waivers required to be obtained from governmental

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authorities in connection with the Plan with respect to Franchises (as defined in the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq.), licenses and permits covering areas serving at least 80% of the basic subscribers have not been obtained on or before the 150th day following the Petition Date, then cause the Effective Date of the Plan to occur no later than on or before December 15, 2009.

The Company shall take no actions inconsistent with this Agreement, the Term Sheet and the Plan or the expeditious Confirmation and Consummation of the Plan.

5.         Mutual Representations, Warranties, and Covenants.

Each Party makes the following representations, warranties and covenants to each of the other Parties, each of which are continuing representations, warranties and covenants:

(a)           Enforceability.

Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legal, valid and binding obligation of the Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)           No Consent or Approval.

Except as expressly provided in this Agreement, no consent or approval is required by any other entity in order for it to carry out the provisions of this Agreement.

(c)           Power and Authority.

It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement, the Term Sheet and the Plan.

(d)           Authorization.

The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(e)           No Conflicts.

The execution, delivery and performance of this Agreement does not and shall not:  (a) violate any provision of law, rule or regulations applicable to it or any of its subsidiaries; (b) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

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6.         No Waiver of Participation and Preservation of Rights.

This Agreement and the Plan are part of a proposed settlement of disputes among the Parties.  Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein, if a Termination Event occurs, or if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests.

7.         Acknowledgement.

This Agreement and the Term Sheet and the transactions contemplated herein and therein are the product of negotiations between the Parties and their respective representatives.  This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of a plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  The Company will not solicit acceptances of the Plan from the Undersigned Holder in any manner inconsistent with the Bankruptcy Code or applicable nonbankruptcy law.

8.         Termination.

(a)           Termination Events.

The term “Termination Event,” wherever used in this Agreement, means any of the following events (whatever the reason for such Termination Event and whether it is voluntary or involuntary):

i.
the commitments set forth in that certain commitment letter, dated February 11, 2009 (the “Commitment Letter”), expire or terminate pursuant to Section 9 of the Commitment Letter or are otherwise no longer in effect;

ii.
the Company’s board of directors is advised in writing by its outside counsel that continued pursuit of the Plan is inconsistent with its fiduciary duties because, and the board of directors determines in good faith that, (A) a proposal or offer from a third party is reasonably likely to be more favorable to the Company than is proposed under the Term Sheet, taking into account, among other factors, the identity of the third party, the likelihood that any such proposal or offer will be negotiated to finality within a reasonable time, and the potential loss to the company if the proposal or offer were not accepted and consummated, or (B) the Plan is no longer confirmable or feasible;

iii.
the Plan or any subsequent plan filed by the Debtors with the Bankruptcy Court (or a plan supported or endorsed by the Company) is not in a form and substance that is reasonably consistent in all material respects with the Term Sheet;

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iv.	the Debtors shall not have filed for chapter 11 relief with the Bankruptcy Court on or before April 1, 2009;

v.	a Disclosure Statement Order reasonably acceptable to the Company and the Undersigned Holder is not entered by the Bankruptcy Court on or before the 50th day following the Petition Date;

vi.	a Confirmation Order reasonably acceptable to the Company and the Undersigned Holder is not entered by the Bankruptcy Court on or before the 130th day following the Petition Date;

vii.
either (a) the Effective Date shall not have occurred on or before the 150th day following the Petition Date or (b) if consents, approvals or waivers required to be obtained from governmental authorities in connection with the Plan with respect to Franchises, licenses and permits covering areas serving at least 80% of the basic subscribers have not been obtained on or before the 150th day following the Petition Date, and all other conditions precedent to the Effective Date shall have been satisfied before the 150th day following the Petition Date or waived by the Undersigned Holder (other than those conditions that by their nature are to be satisfied on the Effective Date), then the Effective Date shall not have occurred on or before December 15, 2009;

viii.	any of the Chapter 11 Cases of the Company is converted to cases under chapter 7 of the Bankruptcy Code and such event causes the Plan not to be confirmable;

ix.
the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases appointing (i) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) a responsible officer or (iii) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of section 1106(a)) under section 1106(b) of the Bankruptcy Code;

x.	any of the Chapter 11 Cases of the Company is dismissed and such event causes the Plan not to be confirmable;

xi.	the Confirmation Order is reversed on appeal or vacated;

xii.
any Party has breached any material provision of this Agreement or the Term Sheet and any such breach has not been duly waived or cured in accordance with the terms hereof after a period of five (5) days;

xiii.	the Company shall withdraw the Plan or publicly announce its intention not to support the Plan;

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xiv.	the Effective Date shall have occurred;

xv.
any Bondholder Support Agreement has terminated, any Charter Bondholder has breached any material provision of its Bondholder Support Agreement or the Term Sheet and any such breach has not been duly waived or cured in accordance with the terms of the Bondholder Support Agreement after a period of five (5) days, or if at any time Bondholder Support Agreements are no longer in full force and effect with at least two thirds in amount of holders of CCH I Claims or more than two thirds in principal amount of holders of CCH II claims held by the Committee; or

xvi.	the Company shall not have reached agreement with senior management on a compensation program reasonably acceptable to the Company and the Requisite Holders by March 12, 2009.

The foregoing Termination Events are intended solely for the benefit of the Company and the Undersigned Holder; provided that no Party may seek to terminate this Agreement and the Term Sheet based upon a material breach or a failure of a condition (if any) in this Agreement arising out of its own actions or omissions; provided, further, that such actions or omissions may entitle the other Parties to the remedies described in Section 9(e) hereof.

(b)           Termination Event Procedures.

i.
Upon the occurrence of a Termination Event contemplated by clause (ii) of Section 8(a) hereof or clause (xii) of Section 8(a) hereof due to a material breach of this Agreement by the Undersigned Holder, in each case subject to the last sentence of Section 8(a) hereof, the Company shall have the right to terminate this Agreement and the Term Sheet by giving written notice thereof to the other Parties.

ii.
Upon the occurrence of a Termination Event contemplated by clause (viii), (xi), (xiv) or (xvi) of Section 8(a) hereof, in each case subject to the last sentence of Section 8(a) hereof, this Agreement and the Term Sheet shall automatically terminate without further action.

iii.
Except as set forth in Section 8(b)(i) and 8(b)(ii) hereof, upon the occurrence of a Termination Event (including, for the avoidance of doubt, a Termination Event contemplated by clause (i) or (ii) of Section 8(a) hereof), subject to the last sentence of Section 8(a) hereof, the Undersigned Holder shall have the right to terminate this Agreement and the Term Sheet by giving written notice to the other Parties unless no later than five (5) business days after the occurrence of any such Termination Event, the occurrence of such

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Termination Event is waived in writing by the Undersigned Holder.  The Parties hereby waive any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder (the “Automatic Stay”) in connection with giving any such notice (and agree not to object to any non-breaching Party seeking to lift the Automatic Stay in connection with giving any such notice, if necessary).  Any such termination (or partial termination) of the Agreement shall not restrict the Parties’ rights and remedies for any breach of the Agreement by any Party, including, but not limited to, the reservation of rights set forth in Section 6 hereof.

(c)           Consent to Termination.

In addition to the Termination Events set forth in Section 8(a) hereof, this Agreement shall be terminable immediately upon written notice to all of the Parties of the written agreement(s) of the Company and the Requisite Holders to terminate all of their restructuring agreements and the written agreement of the Company and the Undersigned Holder to terminate their restructuring agreement.

9.         Miscellaneous Terms.

(a)           Binding Obligation; Assignment.

Binding Obligation.  Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation of the Parties, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their representatives.  Nothing in this Agreement, express or implied, shall give to any entity, other than the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates, successors, assigns, heirs, executors, administrators and representatives, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Assignment.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other entity except as provided in Section 3(c) hereof.

(b)           Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

(c)           Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

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(d)           Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in either a state or federal court of competent jurisdiction in the State of New York and County of New York.  By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of New York and County of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereto hereby agrees that, if the Petitions have been filed and any of the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

(e)           Specific Performance.

The Parties hereby acknowledge that the rights of the Parties under this Agreement are unique and that remedies at law for breach or threatened breach of any provision of this Agreement would be inadequate and, in recognition of this fact, agree that, in the event of a breach or threatened breach of the provisions of this Agreement, in addition to any remedies at law, the Parties (with the consent of the Undersigned Holder, in the case of the Undersigned Holder) shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and the Parties hereby waive any objection to the imposition of such relief.

(f)           Complete Agreement, Interpretation and Modification.

i.
Complete Agreement.  This Agreement, the Term Sheet and the other agreements, exhibits and other documents referenced herein and therein constitute the complete agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the Parties with respect thereto.

ii.
Interpretation.  This Agreement is the product of negotiation by and among the Parties.  Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner.  There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this

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Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

iii.
Modification of this Agreement and the Term Sheet.  Except as set forth in Section 8(b) hereof, as it applies to Termination Events, this Agreement and the Term Sheet may only be modified, altered, amended or supplemented by an agreement in writing signed by the Company and the Undersigned Holder.

(g)           Execution of this Agreement.

This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

(h)           Settlement Discussions.

This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

(i)           Consideration.

The Company and the Undersigned Holder hereby acknowledge that no consideration, other than that specifically described herein and in the Term Sheet, shall be due or paid to the Undersigned Holder for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement, other than the Company’s representations, warranties and agreement to use its commercially reasonable best efforts to obtain approval of the Disclosure Statement and to seek to confirm and consummate the Plan in accordance with the terms and conditions of the Term Sheet.

(j)           Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

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i.	If to the Company, to:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri  63131
Attention:  General Counsel

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York  10022
Attention:  Richard M. Cieri and Paul Basta;

ii.	If to the Undersigned Holder, to:

Charter Investments, Inc.
505 Fifth Avenue S
Suite 900
Seattle, WA 98104
Attention: William McGrath, Esq.
Facsimile: (206) 342-2347
email: billmc@vulcan.com;

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Attention: Nicholas P. Saggese, Esq.
Facsimile: (213) 687-5550
email: nick.saggese@skadden.com

- and –

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY  10036
Attention: Jay M. Goffman, Esq.
Facsimile: (917) 777-2120
email: jay.goffman@skadden.com

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

15

(k)           No Obligations following Effective Date.

Upon the occurrence of a Termination Event pursuant to Section 8(a)(xiv) hereof and termination of this Agreement in accordance with Section 8(b)(ii) hereof, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any Party and the Undersigned Holder shall have the sole and exclusive power to vote, or to direct the voting of, and to dispose, or to direct the disposition of, any securities received by the Undersigned Holder pursuant to the Plan.

(l)           Savings Clause.

Prior to commencement of the Chapter 11 Cases, if and to the extent the Company’s execution, agreement, performance, undertaking, or similar arrangement herein or in the Term Sheet (each, a "Undertaking") would cause a default or event of default under the CCO Credit Facility or the CCOH Credit Facility (and for the avoidance of doubt, in each case, including all notes issued thereunder), such Undertaking shall be deemed unenforceable solely to the extent necessary to avoid a default or event of default and such action shall be void ab initio to the extent necessary to avoid a default or event of default. To the extent that any Undertaking is unenforceable or void in accordance with the foregoing, the Parties shall use commercially reasonable best efforts to restore equivalent consideration to any affected Party.

(m)           Time of the Essence.

The Parties agree that time is of the essence with respect to each and every term and provision of this Agreement.

16

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

Dated:    February 11, 2009

CHARTER COMMUNICATIONS, INC.

By:	/s/ Eloise E. Schmitz
Name:	Eloise E. Schmitz
Its:	Executive Vice President and Chief Financial Officer

/s/ Paul G. Allen
PAUL G. ALLEN

CHARTER INVESTMENT, INC.

By:	/s/ W. Lance Conn
Name:	W. Lance Conn
Its:	Vice President

EXHIBIT 1

TERM SHEET

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN.

SUCH OFFER OR SOLICITATION ONLY WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

CHARTER COMMUNICATIONS, INC.

TERM SHEET FOR PROPOSED JOINT CHAPTER 11 PLAN OF REORGANIZATION

This term sheet (this “Term Sheet”) describes the principal terms of a proposed restructuring of Charter Communications, Inc. (“CCI”), together with all of its direct and indirect subsidiaries and Charter Investment, Inc. (“CII,” and together with CCI and its direct and indirect subsidiaries, the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Annex A.

PLAN PROPONENTS:	The Debtors.
PLAN OF REORGANIZATION:
The Debtors shall file a joint plan of reorganization (the “Plan”) and related disclosure statement (the “Disclosure Statement”) that are consistent with this Term Sheet and shall use commercially reasonable best efforts to consummate the Plan.[1]

The Plan and the Disclosure Statement shall be consistent with the terms of this Term Sheet and reasonably acceptable to the Debtors, Paul Allen and any entities controlled by Mr. Allen or any trust of which Mr. Allen is the grantor (together, including Mr. Allen, the “Allen Entities”) and members of the unofficial committee of unaffiliated holders of CCH I Notes and CCH II Notes (the “Committee”) holding a majority in principal amount of the CCH I Notes held by all members of the Committee (the “Requisite Holders”).

All debt under the Plan that shall be surrendered, redeemed, exchanged or cancelled shall be deemed for all purposes, including income tax purposes, to be outstanding until the Effective Date, and such debt shall not be deemed surrendered, redeemed, exchanged or cancelled on any date earlier than the Effective Date.

PLAN FUNDING AND CAPITAL COMMITMENTS:
The Plan will be funded with cash from operations, an exchange for new debt of CCH II, LLC, the issuance and sale of additional debt of CCH II, LLC, if any, and the proceeds of a rights offering by CCI, as follows:

Exchange for CCH II Notes
CCH II, LLC shall effectuate an offer in conjunction with and pursuant to the Plan (the “Exchange”) to existing holders of CCH II Notes to exchange CCH II Notes for new 13.5% Senior Notes of CCH II, LLC

1    The Debtors’ cases shall not be substantively consolidated.

and CCH II Capital Corp. to be issued pursuant to a new indenture containing the terms set forth on Annex B (the “New CCH II Notes”).  CCH II Notes that are exchanged in the Exchange shall be converted into New CCH II Notes with a principal amount equal to the amount of outstanding principal plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties.  Holders of CCH II Notes that are not exchanged in the Exchange shall have the right to receive cash in the amount of outstanding principal plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties (the aggregate amount to be paid on the Effective Date in cash, the “Cash Amount”).

The principal amount at maturity of New CCH II Notes to be issued pursuant to the Plan shall be (x) $1.477 billion plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest on exchanged CCH II Notes, but excluding any call premiums or any prepayment penalties (the “Target Amount”) and (y) an additional $85 million.

Rollover Commitment by Members of the Committee
Members of the Committee listed on Annex C (collectively, the “Rollover Commitment Parties”) will, severally and not jointly (in the respective amounts set forth on Annex C), commit to exchange on the Effective Date an aggregate of $1.2098 billion in principal amount of CCH II Notes (plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties) for New CCH II Notes pursuant to the Exchange, subject to the cutback described below (the “Rollover Commitment”).

Cutback in Exchange
If the aggregate principal amount of New CCH II Notes to be issued to holders (including the Rollover Commitment Parties) electing to participate in the Exchange would exceed the Target Amount, then each participating holder (including the Rollover Commitment Parties) shall receive its pro rata portion of such Target Amount of New CCH II Notes in the same proportion that the principal amount of CCH II Notes sought to be exchanged by such holder bears to the total principal amount of CCH II Notes sought to be exchanged, and the remainder of CCH II Notes shall be converted into the right to receive the Cash Amount.

New Debt Commitment by Members of the Committee
Members of the Committee listed on Annex D (collectively, the “New Debt Commitment Parties”) will, severally and not jointly (in the respective amounts set forth on Annex D), commit to purchase additional New CCH II Notes (the “New Debt Commitment”) in an aggregate principal amount of $267 million.  If the aggregate principal amount of New CCH II Notes to be issued to holders (including the Rollover Commitment Parties) electing to participate in the Exchange is less than the Target Amount, then the New Debt Commitment shall be funded up to the extent of such shortfall.

Rights Offering
CCI shall effectuate an offering in conjunction with and pursuant to the Plan (the “Rights Offering”) to existing holders of CCH I Notes, each of which shall be accredited investors or qualified institutional buyers, as such terms are defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of rights to purchase shares of new Class A common stock of the Reorganized Company (the “New Class A Stock”).  The Rights Offering to existing holders of CCH I Notes shall generate gross proceeds in an amount equal to (a) $1.623 billion minus (b) the excess, if any, of $450 million over the amount of the CCO Swap Agreement Claims.

Each holder of CCH I Notes shall be offered the right (the “Right”) to purchase shares of New Class A Stock pro rata in proportion to the principal amount of CCH I Notes held by such holder on the Record Date (the aggregate amount offered to such holder, its “Pro Rata Participation Amount”), in exchange for a cash payment per share reflecting a discount of 25% to the Plan Value (the “Per Share Purchase Price”).

The Rights received by the holders of CCH I Notes shall be independently transferable, but only to accredited investors or qualified institutional buyers, as such terms are defined in Rule 144A promulgated under the Securities Act, up through the Record Date, subject to a right of first refusal of members of the Committee, listed on Annex E, who agree to provide both the Equity Backstop (as defined below) (the “Equity Backstop Parties”) and an Excess Backstop (as defined below).  The Rights shall not be listed or quoted on any public or over-the-counter exchange or quotation system. A Rights agent reasonably acceptable to the Requisite Holders and the Debtors shall be appointed by CCI to facilitate the Rights Offering.  Fractional shares shall not be issued and no compensation shall be paid in cash in respect of fractional shares.  Unexercised Rights will expire without compensation at 5:00 p.m. on the expiration date chosen by CCI, which date shall be reasonably satisfactory to the Requisite Holders and the Debtors.  Shares of New Class A Stock issued in connection with the Rights Offering shall be issued on the Effective Date and the Plan shall expressly require that the Rights Offering close on or prior to the Effective Date.

Existing holders of CCH I Notes which are not accredited investors or qualified institutional buyers, as such terms are defined in Rule 144A promulgated under the Securities Act, shall not participate in the Rights Offering, but instead shall receive shares of New Class A Stock with a value equal to the value of the Rights such holders would have been offered if they were accredited investors or qualified institutional buyers, based on the Plan Value.

Backstop by Members of the Committee
The Equity Backstop Parties will, severally and not jointly (in the respective amounts set forth on Annex E), fully backstop the Rights Offering (the “Equity Backstop”).  If any holder of CCH I Notes (or its transferee of

Rights) elects not to participate in the Rights Offering, each Equity Backstop Party who committed to an Equity Backstop in excess of its Pro Rata Participation Amount as set forth on Annex E (the “Excess Backstop”) will assume its pro rata portion of such refraining party’s right to participate in the Rights Offering in the same proportion that the amount of its Excess Backstop bears to the total amount of all Excess Backstops.  Notwithstanding the foregoing, no Equity Backstop Party shall assume any refraining party’s right to participate in the Rights Offering if and to the extent that such Equity Backstop Party (or its affiliates) would then be entitled to purchase shares of New Class A Stock that, together with any other shares of New Class A Stock or rights to acquire shares of New Class A Stock to be received by such Equity Backstop Party (or its affiliates) pursuant to the Plan, would result in such Equity Backstop Party (or its affiliates) violating the Equity Threshold.

Overallotment Option
The Equity Backstop Parties who committed to an Excess Backstop shall be offered the option (the “Overallotment Option”) to purchase additional shares of New Class A Stock at the Per Share Purchase Price in an aggregate amount equal to the excess, if any, of $400 million over the dollar amount of the aggregate shares purchased pursuant to the Excess Backstops.  Each participating Equity Backstop Party shall receive its pro rata portion of the Overallotment Option in the same proportion that the amount of its Excess Backstop bears to the Excess Backstops of other participating Equity Backstop Parties.

Notwithstanding the foregoing, no Equity Backstop Party shall be entitled to exercise the Overallotment Option if and to the extent that such Equity Backstop Party (or its affiliates) would then be entitled to purchase shares of New Class A Stock that, together with any other shares of New Class A Stock or rights to acquire shares of New Class A Stock to be received by such Equity Backstop Party (or its affiliates) pursuant to the Plan, would result in such Equity Backstop Party (or its affiliates) violating the Equity Threshold.

Use of Proceeds
CCI shall utilize the proceeds of the issuance of New CCH II Notes pursuant to the New Debt Commitment (if any), the Rights Offering and the Overallotment Option (if exercised), among other things, as follows:  (a) to pay the expenses of the Rights Offering and the other expenses payable hereunder, (b) the net proceeds shall be contributed by CCI to CCH II in an amount sufficient to fund the Cash Amount, (c) the net proceeds shall be contributed to CCO to pay the CCO Swap Agreement Claims, (d) the net proceeds shall be contributed, as necessary, by CCI to Holdco, CCHC, CCH, CIH and CCH I to retain in consideration for new value Interests held in such entity’s immediate subsidiary pursuant to the Plan, (e)  to pay administrative expenses and make other payments as are required to confirm the Plan and cause the Effective Date to occur, and (f) the remaining net proceeds, if any, will be contributed by CCI to CCO to fund CCO’s working capital requirements at the Effective Date.

Commitment Fees
As consideration for participating in the Exchange, each participating holder (including the Rollover Commitment Parties) shall receive from the Debtors (other than CII) an aggregate commitment fee for the use of capital, payable in cash, in an amount equal to 1.5% of the principal amount plus interest on CCH II Notes exchanged by such holder pursuant to the Exchange (the “Rollover Fee”).

As consideration for the New Debt Commitment, each New Debt Commitment Party shall receive from the Debtors (other than CII) an aggregate commitment fee for the use of capital, payable in cash, in an amount equal to the greater of (i) 3.0% of its respective portion of the New Debt Commitment and (ii) 0.83% of its respective portion of the New Debt Commitment for each month beginning April 1, 2009 during which its New Debt Commitment remains outstanding; provided, that if the amount described in clause (ii) exceeds the amount described in clause (i), then a member of the Committee previously identified shall exercise its Overallotment Option in an amount no less than such excess; provided, further, that such New Debt Commitment Party shall not have terminated its commitment letter with respect to the New Debt Commitment on or prior to such date (the “New Debt Fee”).

As consideration for the Equity Backstop, each Equity Backstop Party shall receive from the Debtors (other than CII) an aggregate commitment fee for the use of capital, payable in cash, in an amount equal to 3% of its respective Equity Backstop; provided, that such Equity Backstop Party shall not have terminated its commitment letter with respect to the Equity Backstop on or prior to such date (the “Equity Backstop Fee” and, together with the Rollover Fee and the New Debt Fee, the “Commitment Fees”).

The Commitment Fees shall be deemed to be earned as of the Confirmation Date and shall be payable on the Effective Date; provided, however, that if cash on the balance sheet is less than $600 million as of the Effective Date (which amount will be reduced by any cash payment of interest on CCH II Notes exchanged pursuant to the Exchange, but will be net of payment of the Allen Management Receivable (as defined herein), the Commitment Fees and the Allen Fee Reimbursement (as defined herein)), then the Commitment Fees shall be payable at the end of the first calendar quarter in which cash on the balance sheet at the end of such quarter is at least $600 million (reduced by cash payment of interest as described above) net of the Allen Management Receivable (if still outstanding).  The Commitment Fees and the Allen Fee Reimbursement shall be paid on a pari passu basis.

TREATMENT OF CLAIMS AND INTERESTS:
Administrative Expense Claims
Except with respect to Administrative Expense Claims that are professional fee claims and except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors agree to less favorable treatment to such holder, each holder of an Allowed

Administrative Expense Claim shall be paid in full in cash on the later of the initial distribution date under the Plan and the date such Administrative Expense Claim is Allowed, and the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

Priority Tax Claims
Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors agree to less favorable treatment to such holder, each holder of an Allowed Priority Tax Claim shall be paid in full in cash on the later of the initial distribution date under the Plan, the date such Priority Tax Claim is Allowed and the date such Allowed Priority Tax Claim becomes due and payable, or as soon thereafter as is practicable.

Other Priority Claims
The Allowed Other Priority Claims of all Debtors shall be Unimpaired.  Except to the extent that a holder of an Allowed Other Priority Claim and the Debtors agree to less favorable treatment to such holder, each holder of an Allowed Other Priority Claim shall be paid in full in cash plus Post-Petition Interest on the later of the initial distribution date under the Plan, the date such other priority claim is Allowed and the date such Allowed Other Priority Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

CCO Credit Facility Claims
CCO Credit Facility Claims shall be Unimpaired.  The CCO Credit Facility Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties.  Each Allowed CCO Credit Facility claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed CCO Credit Facility claim to demand or to receive payment of such Allowed CCO Credit Facility claim prior to the stated maturity of such Allowed CCO Credit Facility claim from and after the occurrence of a default.  The Debtors shall waive and/or abjure any right to require any lender to make loans (whether term loans or revolving loans) under the CCO Credit Facility, other than loans outstanding as of the Effective Date.

CCO Swap Agreement Claims
CCO Swap Agreement Claims shall be Impaired and will be Allowed in the aggregate amount determined by the Bankruptcy Court plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties.

CCO Note Claims
CCO Note Claims shall be Unimpaired.  The CCO Note claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties.  Each Allowed CCO Note claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed CCO Note claim to demand or to receive payment of such Allowed CCO Note claim prior to the stated maturity of such Allowed CCO Note claim from and after the occurrence of a default.

CCOH Credit Facility Claims
CCOH Credit Facility Claims shall be Unimpaired.  The CCOH Credit Facility Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties.  Each Allowed CCOH Credit Facility claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed CCOH Credit Facility claim to demand or to receive payment of such Allowed CCOH Credit Facility claim prior to the stated maturity of such Allowed CCOH Credit Facility claim from and after the occurrence of a default.

CCOH Note Claims
CCOH Note Claims shall be Unimpaired.  The CCOH Note Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties.  Each Allowed CCOH Note Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed CCOH Note claim to demand or to receive payment of such Allowed CCOH Note claim prior to the stated maturity of such Allowed CCOH Note claim from and after the occurrence of a default.

Other Secured Claims
The Allowed Other Secured Claims shall be Unimpaired.  Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors agree to less favorable treatment to such holder, at the sole option of the Debtors, (a) each Allowed Other Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the

Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or to receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (b) each holder of an Allowed Other Secured Claim shall be paid in full in cash plus Post-Petition Interest on the later of the initial distribution date under the Plan and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (c) each holder of an Allowed Other Secured Claim shall receive the collateral securing its Allowed Other Secured Claim plus Post-Petition Interest on the later of the initial distribution date under the Plan and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

General Unsecured Claims
The Allowed General Unsecured Claims of creditors of the Debtors shall be Unimpaired.  Each holder of an Allowed General Unsecured Claim of CCH II and its direct and indirect subsidiaries shall be paid in full in cash when due in the ordinary course of business and the Debtors shall use reasonably commercial efforts to seek an order of the Bankruptcy Court as promptly as practicable following the Petition Date to permit such payments pending the Effective Date.  To the extent insurance is available to satisfy an Allowed General Unsecured Claim, such Allowed General Unsecured Claim shall be paid in the ordinary course of business by the Reorganized Debtors to the extent of such insurance, without need for Bankruptcy Court approval, at such time as such claim becomes liquidated and proceeds of the insurance therefor become available.  The Debtors shall not establish any bar date or disputed claims reserve for payment of general unsecured claims.

CCH II Note Claims
CCH II Note Claims shall be Impaired.  The CCH II Note claims shall be Allowed in the aggregate amount of  principal plus accrued interest to the Petition Date plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties.  Holders of CCH II Note Claims shall receive the New CCH II Notes and/or the Cash Amount pursuant to the Exchange as described above. Holders of CCH II Notes that are not exchanged in the Exchange shall have the right to receive the Cash Amount.

CCH I Note Claims
CCH I Note Claims shall be Impaired.  The CCH I Note Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date.  On the initial distribution date under the Plan, holders of CCH I Note Claims shall receive (i) shares of New Class A Stock in an aggregate amount equal to 100% of the New Common Stock (as defined below) outstanding as of the Effective Date, prior to giving effect to the Rights Offering, the issuance of warrants or equity-based awards provided for by the Plan or the Allen Entities Settlement (as defined below) and (ii) a New CCH II Note with an aggregate principal amount of $85 million (the “New CCH II $85M Note”), subject to the Allen Entities Settlement.  Each holder of CCH I Note Claims shall receive its pro rata portion of such New Class A Stock in the same proportion that the principal amount of CCH I Notes held by such holder bears to the total principal amount of CCH I Notes (whether or not held by members of the Committee).  Certain holders of CCH I Note Claims shall also receive Rights pursuant to the Rights Offering as described above. Existing holders of CCH I Notes which are not accredited investors or qualified institutional buyers, as such terms are defined in Rule 144A promulgated under the Securities Act, shall not participate in the Rights Offering, but instead shall receive shares of New Class A Stock with a value equal to the value of the Rights such holders would have been offered if they were accredited investors or qualified institutional buyers, based on the Plan Value.

CIH Note Claims
CIH Note Claims shall be Impaired.  The CIH Note Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date.  On the initial distribution date under the Plan, holders of CIH Note Claims shall receive warrants to purchase shares of New Class A Stock in an aggregate amount equal to 5% of the fully diluted New Common Stock outstanding as of the Effective Date, after giving effect to the Rights Offering, the issuance of warrants and equity-based awards provided for by the Plan and the Allen Entities Settlement.  Each holder of CIH Note Claims shall receive its pro rata portion of such warrants in the same proportion that the principal amount of CIH Notes held by such holder bears to the total principal amount of CIH Notes.  The warrants shall have an exercise price per share based on a total equity value of $5.3 billion and shall expire five years after the date of issuance.

CCH Note Claims
CCH Note Claims shall be Impaired.  The CCH Note Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date.  On the initial distribution date under the Plan, holders of CCH Note Claims shall receive warrants to purchase shares of New Class A Stock in an aggregate amount equal to 1% of the fully diluted New Common Stock outstanding as of the Effective Date, after giving effect to the Rights Offering, the issuance of warrants and equity-based awards provided for by the Plan and the Allen Entities Settlement.  Each holder of CCH Note Claims shall receive its pro rata portion of such warrants in the same proportion that the principal amount of CCH Notes held by such holder bears to the total principal amount of CCH Notes.  The warrants shall have an exercise price per share based on a total equity value of $5.8 billion and shall expire five years after the date of issuance.

CCHC Note Claims
CCHC Note Claims shall be Impaired.  CCHC Note Claims shall be cancelled, released and extinguished and the holders of the CCHC Note Claims, among others, shall share in the consideration to be provided under the Allen Entities Settlement.

Holdco Claims
Holdco Claims shall be Impaired.  Holders of such Claims that are Allowed shall be entitled to a pro rata distribution on account of recoveries in respect of (a) Claims under the Mutual Services Agreement and (b) Intercompany Claim recoveries against other Debtors.

CCI Claims Other Than General Unsecured Claims
CCI Claims shall be Impaired.  On the initial distribution date under the Plan, holders of CCI Claims shall receive (i) shares of callable perpetual preferred stock with a face amount of $72 million and entitled to a 15% PIK dividend (the “New Preferred Stock”), (ii) cash in an amount equal to $5 million and (iii) cash in the amount of valid Claims of CCI against CCO in excess of $72 million; provided, however, that the aggregate amount of cash received pursuant to this clause (iii) shall in no event exceed $41 million.  Each holder of CCI Claims shall receive its pro rata portion of such shares and cash in the same proportion that the principal amount of CCI Claims held by such holder bears to the total principal amount of CCI Claims.

CII Claims
CII Claims shall be Impaired.  Except to the extent that a holder of an Allowed CII Claim and CII agree to less favorable treatment to such holder, holders of Allowed CII Claims shall be paid in full, plus post-petition interest if required under an underlying contract, when due in the ordinary course of business.

Intercompany Claims	Except as otherwise provided for in this Term Sheet, all other Intercompany Claims shall be Unimpaired and shall be reinstated upon the Effective Date.
Section 510(b) Claims
Section 510(b) Claims shall be Impaired and the holders thereof shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Section 510(b) Claims shall be cancelled, released and extinguished and the holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

Treatment of Interests in Certain Debtors
Interests in CCOH, CCO and CCO’s direct and indirect subsidiaries, other than Interests represented by preferred equity in CC VIII, LLC, shall be Unimpaired.

Interests in Holdco, CCHC, CCH, CIH, CCH I and CCH II shall be Impaired, but shall remain in place in exchange for new value consideration to be contributed by CCI from the Rights Offering.

CC VIII Preferred Units
Interests in the CC VIII Preferred Units shall be Impaired.  Direct and indirect (through CCH I) holders of CC VIII Preferred Units shall receive (a) in the case of holders of CCH I Notes, shares of New Class A

Stock as described above under “TREATMENT OF CLAIMS AND INTERESTS – CCH I Notes Claims” and (b) in the case of CII, as part of the Allen Entities Settlement, $150 million in cash, in each case on the initial distribution date under the Plan.

Interests in CCI
Interests in CCI, whether represented by stock, preferred share purchase rights or otherwise, shall be Impaired and the holders thereof shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Such Interests shall be cancelled, released and extinguished and the holders of such Interests shall receive no distribution under the Plan on account thereof.

CII Interests
Interests in CII shall be Unimpaired.  Mr. Allen shall retain 100% of the interests in CII which interests shall remain freely transferable and shall not be subject to limitations on the ability to liquidate CII.

REORGANIZED COMPANY EQUITY INTERESTS:
The Reorganized Company’s equity interests shall consist of New Class A Stock, new Class B common stock (the “New Class B Stock” and, together with the New Class A Stock, the “New Common Stock”), New Preferred Stock and warrants to purchase New Class A Stock.

New Class A Common Stock
Shares of New Class A Stock shall be issued to (a) participants in the Rights Offering upon the exercise of Rights, (b) Equity Backstop Parties upon the exercise of the Overallotment Option (if exercised), (c) holders of Claims with respect to the CCH I Notes, (d) holders of CCH I Notes with respect to their indirect interest in CC VIII Preferred Units, and (e) the Allen Entities upon exercise of warrants and exchange of Holdco interests issued to the Allen Entities as part of the Allen Entities Settlement, in each case in the respective amounts described herein.  Each share of New Class A Stock shall be entitled to one vote.

CCI shall cause the New Class A Stock to be listed on the NASDAQ Global Select Market as promptly as practicable but in no event prior to the later of (x) the 46th day following the Effective Date, and (y) October 15, 2009 (unless the Allen Entities and the Reorganized Company agree to an earlier date) and the Reorganized Company shall maintain such listing thereafter.

New Class B Common Stock
The New Class B Stock shall be identical to the New Class A Stock except with respect to certain voting, transfer and conversion rights.  Each share of New Class B Stock shall be entitled to a fixed number of votes such that the aggregate number of votes attributable to the shares of New Class B Stock held by the Allen Entities shall equal 35% of the combined voting power of the New Common Stock.  Each share of New Class B Stock shall be convertible into one share of New Class A Stock at the option of the holder or, following September 15, 2014 (the “Lock-Up Date”), the members of the Board of Directors (as defined below)

nominated by stockholders other than the Allen Entities.  New Class B Stock shall be subject to significant transfer restrictions (it being understood that New Class A Stock issued to the Allen Entities upon exercise of warrants and exchange of Holdco interests issued to the Allen Entities as part of the Allen Entities Settlement shall not be subject to contractual transfer restrictions).  Certain restrictions on conversion and transfer of New Class B Stock shall be set forth in a lock-up agreement among the Reorganized Company, Mr. Allen and the Allen Entities (the “Lock-Up Agreement”), as described below.

Shares of New Class B Stock shall be issued to the Allen Entities as part of the Allen Entities Settlement.

New Preferred Stock
Shares of New Preferred Stock shall be issued to holders of CCI Claims in the respective amounts described above. If the New Preferred Stock is to be publicly traded, such shares shall be subject to the same restrictions on listing and quotation as the New Class A Stock.

Warrants
Warrants to be issued pursuant to the Plan shall consist solely of:  (i) warrants to purchase shares of New Class A Stock issued to holders of Claims with respect to the CIH Notes and CCH Notes in the respective amounts described above and (ii) warrants to purchase shares of New Class A Stock issued to the Allen Entities as part of the Allen Entities Settlement as described below.

REGISTRATION RIGHTS:
Holders of New Common Stock shall be entitled to registration rights as set forth below.  The registration rights agreement shall contain customary terms and provisions, including customary indemnification provisions.

Demand Registrations.  The holders of New Common Stock shall each be entitled to demand registration rights, which may, at the option of the applicable holder, be a “shelf” registration pursuant to Rule 415 under the Securities Act.  All registrations will be subject to customary “windows” and “black out” periods and other customary limitations to be agreed upon.  Except as permitted by the Lock-Up Agreement, any New Class B Stock shall be converted into New Class A Stock prior to any public or private sale.

Piggyback Registrations.  In addition, the holders of Registrable Securities (defined below) shall be entitled to piggyback registration rights, subject to customary pro rata cut-back provisions for underwritten offerings.

Registrable Securities.  All shares of New Class A Stock and New Class B Stock held from time to time by members of the Committee or the Allen Entities.  Such shares shall cease to be Registrable Securities upon sale to the public pursuant to a registration statement or Rule 144, or when such shares may be transferred without restriction pursuant to Rule

144 or are otherwise freely saleable under securities laws.
ALLEN ENTITIES SETTLEMENT:
The Plan shall incorporate a compromise and settlement under Rule 9019 of the Federal Rules of Bankruptcy Procedure by and between the Debtors (other than CII) and the Allen Entities that fully resolves any and all legal, contractual and equitable rights, claims and remedies between such parties in exchange for the consideration to be given to such parties as described in this Term Sheet and the attachments hereto. For the avoidance of doubt, Intercompany Claims, CCH I Claims and CIH Claims held by the Allen Entities shall be treated identical to similar Claims held by persons other than the Allen Entities, but not rights in the CC VIII Preferred Units, which shall be treated as described above, and except as specifically provided otherwise herein.

TREATMENT OF EXECUTORY CONTRACTS:
Each Executory Contract, including the Management Agreement and the Mutual Services Agreement, shall be deemed assumed as of the Effective Date, unless otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities.

TREATMENT OF SUBORDINATION AGREEMENTS:	Except as expressly provided otherwise, the Plan shall give effect to any subordination rights as required by section 510(a) of the Bankruptcy Code.
CONDITIONS TO EFFECTIVE DATE:
The Plan shall contain the following conditions to the Effective Date:

(a)           the Plan shall be in form and substance consistent in all material respects with this Term Sheet;

(b)           the Bankruptcy Court shall enter the Confirmation Order, in form and substance reasonably satisfactory to the Debtors, the Requisite Holders and the Allen Entities, and such order shall not have been stayed or modified or vacated on appeal;

(c)           all governmental and material third party approvals and consents, including bankruptcy court approval, necessary in connection with the transactions contemplated by this Term Sheet shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions; and

(d)           all consents, approvals and waivers necessary in connection with the transactions contemplated by this Term Sheet with respect to Franchises (as defined in the Communications Act of 1934, as amended, 47 U.S.C Sections 151 et seq.) or similar authorizations for the provision of cable television service in areas serving no less than 80% of CCI’s individual basic subscribers in the aggregate at such time shall have been obtained, unless the condition set forth in this clause (d) shall have been waived by the Requisite Holders and the Allen Entities.

BOARD REPRESENTATION:
The certificate of incorporation of the Reorganized Company shall provide that the Reorganized Company’s board of directors (the “Board of Directors”) shall consist of 11 members unless otherwise determined by the Board of Directors, and that each holder of 10% or more of the voting power of the New Common Stock on the Effective Date shall have the right to nominate one member of the Board for each 10% of voting power.  So long as the Allen Entities hold New Class B Stock, the Allen Entities shall have the right to nominate 35% of the members of the Board of Directors (rounded up to the next whole number) with such members having no less than proportionate representation on each committee of the Board of Directors, except to the extent such proportionate representation is expressly prohibited by applicable stock exchange rules. All other members of the Board of Directors shall be elected by holders of the majority of shares of New Class A Stock then outstanding.

Subject to the Reorganized Company’s by-laws relating to the filling of vacancies, if any, on the Board of Directors, the members of the Board of Directors as constituted on the Effective Date will continue to serve at least until the first annual meeting of stockholders after the Effective Date, which meeting shall not take place until at least 12 months after the Effective Date.

SENIOR MANAGEMENT:
The Chief Executive Officer (the “CEO”) and the Chief Operating Officer (the “COO”) of the Reorganized Debtors shall be the same as the CEO and COO of the Debtors on the date hereof.  The CEO and COO shall receive (i) cash and bonus compensation and severance on substantially the same terms as (but not less economically favorable than) those contained in their respective employment agreements in effect on the date hereof, (ii) with respect to the CEO, long-term incentive compensation having substantially the same value as the long-term incentive compensation contained in his employment agreement in effect on the date hereof and (iii) with respect to the CEO, a waiver with respect to the retention bonus clawback provision contained in his employment agreement in effect on the date hereof.

Other Key Executives of the Reorganized Debtors shall be determined by the Board of Directors in consultation with the CEO. The Reorganized Debtors shall provide such key executives with cash and bonus compensation and severance consistent with (but not less economically favorable than) such key executives’ respective employment agreements in effect on the date hereof.

MANAGEMENT INCENTIVE PLAN:
The Plan shall provide for a management incentive plan, which shall include, among other things, an allocation of equity-based awards representing no less than 3% of the fully diluted New Common Stock outstanding on the Effective Date, after giving effect to the Rights Offering and the issuance of warrants provided for by the Plan, 50% of.

which shall be distributed as determined by the Board of Directors no later than one month after Effective Date.
POST-EFFECTIVE DATE GOVERNANCE:
The Plan shall provide that (a) the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and conditions of the Plan; and (b) on and as of the Effective Date, the Rights Agreement between CCI and Mellon Investor Services LLC, dated as of August 14, 2007, as amended thereafter, shall be terminated.

POST-EFFECTIVE DATE STANDSTILL:
The certificate of incorporation of the Reorganized Company shall, for a period commencing on the Effective Date and continuing until the Lock-Up Date unless approved by the Board of Directors, prohibit any person or group (other than the Allen Entities and their affiliates) from acquiring any New Common Stock if and to the extent that such New Common Stock, together with any other shares of New Common Stock held by such person or group, would result in such person or group violating the Equity Threshold.

RELATED PARTY TRANSACTIONS:
The certificate of incorporation of the Reorganized Company shall include provisions with respect to any business combination with or into any related party, requiring that the consideration received by the other stockholders in connection with such business combination is at fair value as determined by the unrelated members of the Board of Directors and approved by the vote of a majority of disinterested stockholders.

FEES AND EXPENSES:
The Debtors (other than CII) shall pay the reasonable, documented out-of-pocket fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Houlihan Lokey Howard & Zukin Capital, Inc. and UBS Securities LLC, the legal and financial advisors engaged by the Committee.

The Debtors (other than CII) shall pay (i) the reasonable, documented out-of-pocket fees and expenses incurred by the members of the Committee in connection with the negotiation of the proposed restructuring, their due diligence review and the approval and consummation of the transactions contemplated by this Term Sheet, and (ii) up to $20 million to the Allen Entities for their fees and expenses in connection with the proposed restructuring (this clause (ii), the “Allen Fee Reimbursement”). The Debtors (other than CII) shall pay the Commitment Fees as described above.

The Debtors (other than CII) shall pay the reasonable fees and expenses of indenture trustees in accordance with the terms of their respective indentures.

DEBTOR RELEASES:	On the Effective Date and effective as of the Effective Date, for the good and valuable consideration provided by each of the Debtor Releasees (as defined below), including: (a) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan; (b) the obligations of the holders of Claims party to plan support agreements to provide the support necessary for Consummation of the Plan; and (c) the services of the Debtors’ present and former officers and directors in facilitating the expeditious implementation of the restructuring contemplated by the Plan, each of the Debtors shall provide a full discharge and release to each Releasing Party and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates and representatives (collectively, the “Debtor Releasees” (and each such Debtor Releasee so released shall be deemed released and discharged by the Debtors)) and their respective properties from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or related in any way to the Debtors, including those that any of the Debtors or Reorganized Debtors would have been legally entitled to assert against a Debtor Releasee in their own right (whether individually or collectively) or that any holder of a Claim or Interest or other entity, would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, including those in any way related to the Chapter 11 Cases or the Plan to the fullest extent of the law; provided, further, that the foregoing “Debtor Release” shall not operate to waive or release any person or entity other than a Releasing Party from any causes of action expressly set forth in and preserved by the Plan.  Notwithstanding anything in the Plan to the contrary, the Debtors or the Reorganized Debtors will not release any Causes of Action that they may have now or in the future against the Non-Released Parties.

THIRD PARTY RELEASES:
On the Effective Date and effective as of the Effective Date, the holders of Claims and Interests shall be deemed to provide a full discharge and release to the Debtor Releasees and their respective property from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or related in any way to the Debtors, including those in any way related to the Chapter 11 Cases or the Plan; provided, further, that the foregoing “Third Party Release” shall not operate to waive or release any person or entity (other than a Debtor Releasee) from any Causes of Action expressly set forth in and preserved by the Plan, the Plan Supplement or related documents.  Notwithstanding anything in the Plan to the contrary, the Releasing Parties will not release any Causes of Action that they, the Debtors or the Reorganized Debtors may have now or in the future against the Non-Released Parties.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained in this Term Sheet, and further, shall constitute its finding that the Third Party Release is: (a) in exchange for the good and valuable consideration provided by the Debtor Releasees, a good faith settlement and compromise of the claims released by the Third Party

Release; (b) in the best interests of the Debtors and all holders of Claims; (c) fair, equitable and reasonable; (d) given and made after due notice and opportunity for hearing; and (e) a bar to any of the Releasing Parties asserting any claim released by the Third Party Release against any of the Debtor Releasees.

Notwithstanding anything to the contrary herein, the Debtors shall use commercially reasonable best efforts to obtain approval by the Bankruptcy Court of the “Third Party Releases”; provided, that, failure to obtain such “Third Party Releases” shall not constitute a breach under the Restructuring Agreement.

INJUNCTION:
From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any Cause of Action released or to be released pursuant to the Plan or the Confirmation Order.

EXCULPATION:
The Exculpated Parties shall neither have, nor incur any liability to any entity for any pre-petition or post-petition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other pre-petition or post-petition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Company; provided, that the foregoing provisions of this exculpation shall have no effect on the liability of any entity that results from any such act or omission that is determined in a final order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided still further, that the foregoing “Exculpation” shall not apply to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents, except for acts or omissions of Releasing Parties.

INDEMNIFICATION OF PRE-PETITION OFFICERS AND DIRECTORS:
Except as otherwise provided in the Plan, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, limited liability company agreements, articles of limited partnership, board resolutions, contracts or otherwise) for the directors, officers, employees, attorneys, other professionals and agents of the Debtors as of the Petition Date and such directors’ and officers’ respective affiliates shall be reinstated (or assumed, as the case may be), and shall survive effectiveness of the Plan.

DIRECTOR AND OFFICER LIABILITY POLICY:
The Debtors will obtain prior to the Petition Date reasonably sufficient tail coverage under a directors and officers’ liability insurance policy for the current and former directors and officers for a reasonable period following the Effective Date so long as the annual premium therefor is not in excess of 175% of the last annual premium paid prior to the date hereof.  As of the Effective Date, the Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no proof of Claim need be filed; provided, that the D&O Liability Insurance Policies will not cover any of the Non-Released Parties for any matter.

DISCHARGE OF DEBTORS:
Except as otherwise provided in the Plan, on the Effective Date and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, or any of their assets, property or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims against and Interests in the Debtors shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, each of their assets and properties, any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

ADDITIONAL PROVISIONS REGARDING ALLEN ENTITIES SETTLEMENT:
Joint Filing/Joint Administration:  CCI, Holdco, CCO, CII and the other Debtors shall concurrently and jointly file petitions for relief with the Bankruptcy Court to commence the Chapter 11 Cases.

Each of the Debtors shall file an identical motion in their respective Chapter 11 Cases (including but not limited to any such supporting declarations, exhibits or other documentation) and proposed form of order, seeking joint administration of their bankruptcy cases pursuant to Federal Rule of Bankruptcy Procedure 1015 and any applicable local rule or administrative or procedural order (the “Joint Administration Motion”).  The Debtors shall fully prosecute the Joint Administration

Motion and shall not compromise, settle, withdraw or otherwise dispose of the Joint Administration Motion, other than by nonconsensual order of the Bankruptcy Court, without the prior written consent of the Allen Entities and the Requisite Holders.

Except as otherwise set forth herein, CCI and all of its direct and indirect subsidiaries shall consult and cooperate in good faith with the Allen Entities to the extent practicable with respect to the preparation and filing of motions (including first-day motions) for the Chapter 11 Cases, which motions shall not be substantially inconsistent with the terms hereof.

Confirmation:  The Debtors shall not seek to schedule, and shall use all commercially reasonable efforts to avoid scheduling, the hearing to confirm the Plan during the month of December.

Independent Appraisal:  Within 30 days of the Effective Date, at the Allen Entities’ request, CCI, Holdco and CCO shall obtain an independent appraisal of the fair market value of Holdco’s and CCO’s tangible and intangible assets as of the Effective Date that will include a reasonable allocation of value on an asset-by-asset basis, including any and all below market financing arrangements as may be appropriate.  The appraisal firm and procedures shall be reasonably acceptable to the Allen Entities and the Debtors, but shall at all times be retained by and act under the direction of CCI, Holdco and CCO.  CCI, Holdco and CCO agree to consult with the Allen Entities regarding the directions provided to the appraisal firm.

Retention of Stub Equity; Preservation of Exchange Right; Liquidation of CII:  CII’s equity interests in Holdco to the extent of a 1% direct equity interest in reorganized Holdco shall not be cancelled, released or extinguished, and CII shall retain such interest in reorganized Holdco under the Plan as part of the Allen Entities Settlement.  CCI shall receive all remaining equity interests in reorganized Holdco.  CCI’s pre-filing equity interests in Holdco shall not be cancelled, released or extinguished and the Reorganized Company shall retain such pre-filing equity interests under the Plan.

After the Effective Date, the Allen Entities shall have the right to exchange all or a portion of its Holdco equity for an equivalent amount of New Class A Stock (i.e., 1% of the equity value of the Reorganized Company after giving effect to the Rights Offering, but prior to giving effect to the issuance of warrants and equity-based awards provided for by the Plan) in a taxable transaction in the calendar year that includes the Effective Date.  The Parties agree to use reasonable best efforts to ensure that Plan confirmation and the Effective Date occur in the same calendar year.  To the extent the Allen Entities do not exchange all of their Holdco equity in such transaction in the year of the Effective Date, the Allen Entities shall have the right, in the future, to exchange such remaining Holdco equity (or CII stock) in a taxable or tax-free transaction, at the Allen Entities’ election, such exchange right to be on terms and conditions reasonably acceptable to the Allen Entities and the Reorganized Company.

If any such post-restructuring exchange is consummated, the Allen Entities shall have the right to require CCI, Holdco and CII to utilize a “closing of the books” or “pro rata” method with respect to Holdco income allocations for the taxable year in which the exchange occurs and, if applicable, CII’s income allocations for such taxable year.  However, all COD income shall be allocated on a closing of the books method.

There shall be no restrictions on the Allen Entities’ ability to liquidate or sell CII following consummation of the Plan; provided, that CII shall have transferred all shares of New Class B Stock and interests in reorganized Holdco to one or more Allen Entities prior or pursuant to such liquidation or sale.

Post-Confirmation Restrictions:  The Plan shall provide that, for a period of at least 6 months following the Effective Date, the Reorganized Company, Holdco, CCO and its direct or indirect subsidiaries shall not negotiate, enter into agreements, understandings or arrangements or consummate transactions in excess of $500 million in total value to the extent that such transactions shall occur at a price in excess of 110% of the value implied by the Plan or appraised values.  Any transactions occurring at a price that implies a value of 110% or lower of the Plan value and appraised values shall not be subject to restriction and shall not be taken into account in determining whether the $500 million limitation has been exceeded.

Post-Effective Date Lock-Up Agreement Additional Consideration: Other Matters
Until the repayment, replacement, refinancing or substantial modification of the CCO Credit Facility, the Allen Entities shall not transfer or sell shares of New Class B Stock received by the Allen Entities under the Plan or convert shares of New Class B Stock received by the Allen Entities under the Plan into New Class A Stock if, immediately after such transfer, sale or conversion, the Allen Entities would cease to own at least 35% of the combined voting power of New Common Stock.  The foregoing provisions will be set forth in a Lock-Up Agreement acceptable to CCI, Allen and the Requisite Holders, which will automatically terminate upon a change of control (to be defined) of the Reorganized Company.

As part of the Allen Entities Settlement, on the initial distribution date under the Plan, the Allen Entities shall receive (1) shares of New Class B Stock representing, as of the Effective Date, 2% of the equity value of the Reorganized Company, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, and 35% of the combined voting power of the New Common Stock, (2) warrants to purchase shares of New Class A Stock in an aggregate amount equal to 4% of the equity value of the

Reorganized Company, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, (3) the New CCH II $85M Note, (4) payment of $25 million for amounts owing to CII under the Management Agreement, which shall constitute payment in full thereunder (the “Allen Management Receivable”), (5) $150 million in cash for the CC VIII Preferred Units held by CII described above and (6) the 1% interest in reorganized Holdco described above.  The Allen Management Receivable shall be paid out of cash in excess of $600 million (which amount will be reduced by any cash payment of interest on CCH II Notes exchanged pursuant to the Exchange).  After the Allen Management Receivable is paid in full, the Commitment Fees and the Allen Fee Reimbursement shall be paid on a pari passu basis.

The warrants described above shall have an exercise price per share based on a total equity value equal to the sum of the Plan Value plus the gross proceeds of the Rights Offering, and shall expire seven years after the date of issuance.

For 36 months following the Effective Date, the warrants issued to the Allen Entities as part of the Allen Entities Settlement shall be subject to adjustment for stock dividends, splits or combinations (but not with respect to below market issuances; provided, that the Allen Entities shall have a preemptive right with respect to future below market rights offerings to the extent necessary to maintain the percent equity interest represented by the warrants immediately prior to any such rights offering).  The warrants shall in no event contain other terms and provisions less favorable to the Allen Entities than the terms and provisions of any other warrants or similar rights to be issued under the Plan.

ANNEX A

DEFINED TERMS

“Administrative Expense Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Claims of retained professionals in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

“Affiliate” is as defined in section 101(2) of the Bankruptcy Code.

“Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is scheduled by the Debtors in their Schedules as neither disputed, contingent nor unliquidated, and as to which the Debtors or other party in interest have not filed an objection by the Claims Objection Bar Date; (b) a Claim that either is not a Disputed Claim or has been Allowed by a Final Order; (c) a Claim that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court or (iii) pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been Allowed by a Final Order; (e) a Claim that is Allowed pursuant to the terms of the Plan; or (f) a Disputed Claim as to which a proof of Claim has been timely filed and as to which no objection has been filed by the Claims Objection Bar Date.

“Bankruptcy Court” means the United States Bankruptcy Court.

“Causes of Action” means all actions, causes of action, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“CC VIII Preferred” means the Class A preferred units of CC VIII, LLC.

“CCH” means Charter Communications Holdings, LLC.

“CCH Notes” means:

(a)
the 9.625% Senior Notes of CCH and Holdings Capital Corp due November 15, 2009 issued pursuant to the Indenture, dated as of May 15, 2001, among CCH and Holdings Capital Corp, as issuers, and BNY Midwest Trust Company, as trustee;

(b)
the 9.92% Senior Discount Notes of CCH and Holdings Capital Corp due April 1, 2011 issued pursuant to the Indenture, dated as of March 17, 1999, among CCH and Holdings Capital Corp., as issuers, Marcus Cable Holdings, LLC, as guarantor, and Harris Trust and Savings Bank, as trustee;

(c)
the 10.00% Senior Notes of CCH and Holdings Capital Corp due April 1, 2009 issued pursuant to the Indenture, dated as of January 12, 2000, among CCH and Holdings Capital Corp., as issuers, and Harris Trust and Savings Bank, as trustee;

(d)
the 10.00% Senior Notes of CCH and Holdings Capital Corp due May 15, 2011 issued pursuant to the Indenture, dated as of May 15, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(e)
the 10.25% Senior Notes of CCH and Holdings Capital Corp due January 15, 2010 issued pursuant to the Indenture, dated as of January 12, 2000, among CCH and Holdings Capital Corp., as issuers, and Harris Trust and Savings Bank, as trustee;

(f)
the 10.75% Senior Notes of CCH and Holdings Capital Corp due October 1, 2009 issued pursuant to the Indenture, dated as of January 10, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(g)
the 11.125% Senior Notes of CCH and Holdings Capital Corp due January 15, 2011 issued pursuant to the Indenture, dated as of January 10, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(h)
the 11.75% Senior Discount Notes of CCH and Holdings Capital Corp due January 15, 2010 issued pursuant to the Indenture, dated as of January 12, 2000, among CCH and Holdings Capital Corp, as issuers, and Harris Trust and Savings Bank, as trustee;

(i)
the 11.75% Senior Discount Notes of CCH and Holdings Capital Corp due May 15, 2011 issued pursuant to the Indenture, dated as of May 15, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(j)
the 12.125% Senior Discount Notes of CCH and Holdings Capital Corp due January 15, 2012 issued pursuant to the Indenture, dated as of January 14, 2002, among CCH and Holdings Capital Corp, as issuers, and BNY Midwest Trust Company, as trustee; and

(k)
the 13.50% Senior Discount Notes of CCH and Holdings Capital Corp. due January 15, 2011 issued pursuant to the Indenture, dated as of January 10, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee.

“CCH I Notes” means the 11.00% Senior Secured Notes of CCH I, LLC and CCH I Capital Corp. due 2015 issued pursuant to the Indenture, dated as of September 28, 2005, among CCH I, LLC and CCH I Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee.

“CCH II Notes” means:

(a)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 issued pursuant to the Indenture, dated as of September 23, 2003, among CCH II, LLC and CCH II Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee;

(b)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 issued pursuant to the First Supplemental Indenture, dated as of January 30, 2006, among CCH II, LLC and CCH II Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee;

(c)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 issued pursuant to the Second Supplemental Indenture, dated as of September 14, 2006, among CCH II, LLC and CCH II Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee;

(d)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2013 issued pursuant to the Indenture, dated as of September 14, 2006, among CCH II, LLC and CCH II Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee; and

(e)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2013 issued pursuant to the First Supplemental Indenture, dated as of July 2, 2008, among CCH II, LLC and CCH II Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“CCHC” means CCHC, LLC.

“CCHC Note” means the 14% Subordinated Accreting Note, dated as of October 31, 2005, issued by CCHC in favor of CII.

“CCI Notes” means:

(a)	the 5.875% Convertible Senior Notes of CCI due 2009 issued pursuant to the Indenture, dated as of November 22, 2004, among CCI and Wells Fargo Bank, N.A., as trustee; and

(b)	the 6.50% Convertible Senior Notes of CCI due 2027 issued pursuant to the Indenture, dated as of October 2, 2007, among CCI and The Bank of New York Trust Company, N.A., as trustee.

“CCO” means Charter Communications Operating, LLC.

“CCO Credit Facility” means the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated on March 6, 2007, among CCO, CCO Holdings, LLC, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, J.P. Morgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, Citicorp North America, Inc., Deutsche Bank Securities Inc., General Electric Capital Corporation and Credit Suisse Securities (USA) LLC, as revolving facility co-documentation agents, and Citicorp North America, Inc., Credit Suisse Securities (USA) LLC, General Electric Capital Corporation and Deutsche Bank Securities Inc., as term facility co-documentation agents.

“CCO Notes” means:

(a)
the 8% Senior Second Lien Notes of CCO and CCOC due April 30, 2012 and the 8 3/8% Senior Second Lien Notes of CCO and CCOC due April 30, 2014 issued pursuant to the Indenture, dated as of April 27, 2004, among CCO and CCOC, as issuers, each of the guarantors from time to time party thereto, as guarantors, and Wells Fargo Bank, N.A., as trustee; and

(b)
the 10.875% Senior Second Lien Notes of CCO and CCOC due September 15, 2014 issued pursuant to the Indenture, dated as of March 19, 2008, among CCO and CCOC, as issuers, each of the guarantors from time to time party thereto, as guarantors, and Wilmington Trust Company, as trustee.

“CCO Swap Agreements” means interest rate swaps entered into under ISDA Master Agreements with counterparties who were at the time of the relevant transaction lenders or affiliates of under the CCO Credit Facility and which constitute Specified Hedge Agreements under the CCO Credit Facility that share in the collateral pledged to the CCO Credit Facility lenders.

“CCOC” means Charter Communications Operating Capital Corp.

“CCOH Credit Facility” means the Credit Agreement, dated as of March 6, 2007, among CCO Holdings, LLC, the several banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., as administrative agent, Banc of America Securities LLC and J.P. Morgan Securities Inc., as co-syndication agents, and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as co-documentation agents.

“CCOH Notes” means the 8.75% Senior Notes of CCO Holdings, LLC and CCO Holdings Capital Corp. due November 15, 2013 issued pursuant to the Indenture, dated as of November 10, 2003, among CCO Holdings, LLC and CCO Holdings Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee.

“Chapter 11 Cases” mean (a) when used with reference to a particular Debtor, the chapter 11 case to be filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases for all of the Debtors.

“CIH” means CCH I Holdings, LLC.

“CIH Capital” means CCH I Holdings Capital Corporation.

“CIH Notes” means the following notes issued pursuant to the Indenture, dated as of September 28, 2005, among CIH and CIH Capital, as issuers, CCH, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee:

(a)	9.920% Senior Accreting Notes of CIH and CIH Capital due April 1, 2014;

(b)	10.00% Senior Accreting Notes of CIH and CIH Capital due May 15, 2014;

(c)	11.125% Senior Accreting Notes of CIH and CIH Capital due January 15, 2014;

(d)	11.75% Senior Accreting Notes of CIH and CIH Capital due May 15, 2014;

(e)	12.125% Senior Accreting Notes of CIH and CIH Capital due January 15, 2015; and

(f)	13.50% Senior Accreting Notes of CIH and CIH Capital due January 15, 2014.

“Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

“Claims Objection Bar Date” means, for each Claim, the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claims.

“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified having been satisfied or waived.

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code.

“Consummation” means the occurrence of the Effective Date.

“Creditor” means any holder of a Claim.

“D&O Liability Insurance Policies” mean all insurance policies for directors and officers’ liability maintained by the Debtors as of the Petition Date.

“Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

“Disclosure Statement” means the disclosure statement for the Plan, as amended, supplemented or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

“Disputed Claim” means, with respect to any Claim, any Claim that is not yet Allowed pursuant to this Term Sheet.

“Effective Date” means the date that all conditions to the effectiveness of the Plan have been satisfied or waived.

“Equity Threshold” means, at all times, (i) the Allen Entities shall have the power, directly or indirectly, to vote or direct the voting of Interests having at least 35% (determined on a fully diluted basis) of the ordinary voting power for the management of CCO, (ii) there shall be no consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Allen Entities has the power, directly or indirectly, to vote or direct the voting of Interests having more than 35% (determined on a fully diluted basis) of the ordinary voting power for the management of CCO, unless the Allen Entities has the power, directly or indirectly, to vote or direct the voting of Interests having a greater percentage (determined on a fully diluted basis) of the ordinary voting power for the management of the CCO than such “person” or “group” and (iii) there shall be no consummation of any transaction (including, any merger or consolidation) the result of which is that any “Section 13 Person” other than Mr. Allen or a “Related Party” becomes the “Beneficial Owner,” directly or indirectly, of more than 35% of the “Voting Stock” of issuer or a “Parent,” measured by voting power rather than number of shares, unless Mr. Allen or a “Related Party” “Beneficially Owns,” directly or indirectly, a greater percentage of “Voting Stock” of issuer or such “Parent,” as the case may be,  measured by voting power rather than number of shares, than such “Section 13 Person” (as such terms are defined in the indentures governing the CCO Notes and CCOH Indenture and the CCOH Credit Facility).

“Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 case pursuant to section 541 of the Bankruptcy Code.

“Exchange Agreement” means the exchange agreement, dated as of November 12, 1999, by and among CCI, CII and Vulcan Cable III Inc, as amended.

“Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Exculpated Parties” means the Debtors and each party who signs a plan support agreement, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives.

“Fees” means the reasonable fees, costs or charges provided for under the applicable agreement.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

“General Unsecured Claims” mean any and all Claims against any of the Debtors that are not a/an (a) Administrative Expense Claim; (b) Priority Tax Claim; (c) Other Priority Claim; (d) CCO Credit Facility Claim; (e) CCO Swap Agreement Claim; (f) CCO Note Claim; (e) CCOH Credit Facility Claim; (f) CCOH Note Claim; (g) Other Secured Claim; (h) CCH II Note Claim; (i) CCH I Note Claim; (j) CIH Note Claim; (k) CCH Note Claim; (l) CCHC Note Claim; (m) Holdco Claim; (n) CCI Claim; and (o) Intercompany Claim.

“Holdco” means Charter Communications Holding Company, LLC.

“Holdco Notes” means:

(a)	the 5.875% Mirror Convertible Senior Note of Holdco due November 16, 2009 issued pursuant to the Holdco Mirror Notes Agreement, dated as of November 22, 2004, among CCI and Holdco; and

(b)	the 6.50% Mirror Convertible Senior Note of Holdco due October 1, 2027 issued pursuant to the Holdco Mirror Notes Agreement, dated as of October 2, 2007, among CCI and Holdco.

“Holdings Capital Corp” means Charter Communications Holdings Capital Corporation.

“Impaired” means Claims in an Impaired Class.

“Impaired Class” means an Impaired Class within the meaning of section 1124 of the Bankruptcy Code.

“Intercompany Claims” mean any and all Claims of a Debtor against another Debtor.

“Interest” means any: (a) equity security in a Debtor, including all issued, unissued, authorized, or outstanding shares of stock together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto or (b) partnership, limited liability company, or similar interest in a Debtor.

“Key Executives” means the Chief Financial Officer, Chief Marketing Officer, Chief Technical Officer, General Counsel & Secretary, Chief Accounting Officer, Treasurer, SVP – IT, SVP – Business

Development, SVP – Customer Operations, SVP – Media, President – West Division and President – East Division.

“Management Agreement” means the Amended and Restated Management Agreement, dated as of June 19, 2003, between CCO and CCI.

“Mutual Services Agreement” means the Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003, between CCI and Holdco.

“Non-Released Parties” means those entities (other than Releasing Parties) identified in the Plan Supplement as Non-Released Parties.

“Other Priority Claims” mean any and all Claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.

“Other Secured Claims” mean any secured Claim, other than CCO Credit Facility Claims, CCO Swap Agreement Claims and CCOH Credit Facility Claims.

“Petition Date” means the date on which the Debtors file their voluntary petitions commencing cases in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

“Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to be filed prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, as amended, supplemented or modified from time to time in accordance with the terms hereof and the Bankruptcy Code and the Bankruptcy Rules.

“Plan Value” means $665 million.

“Post-Petition Interest” means with respect to:

(a)
the CCO Credit Facility, accrued and unpaid interest pursuant to the CCO Credit Facility from the Petition Date through the Effective Date at the non-default or default rate, as mutually agreed to by Debtors, the Requisite Holders and the Allen Entities;

(b)
the CCO Notes, accrued and unpaid interest pursuant to the applicable indenture from the Petition Date through the Effective Date at the non-default rate unless (1) otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities or (2) the Bankruptcy Court orders otherwise;

(c)
the CCOH Credit Facility, accrued and unpaid interest pursuant to the CCOH Credit Facility from the Petition Date through the Effective Date at the non-default rate unless (1) otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities or (2) the Bankruptcy Court orders otherwise;

(d)
the CCOH Notes, accrued and unpaid interest pursuant to the applicable indenture from the Petition Date through the Effective Date at the non-default rate unless (1) otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities or (2) the Bankruptcy Court orders otherwise;

(e)	Other Secured Claims, interest accruing on such Claims from the Petition Date through the Effective Date at the rate set forth in the contracts or other applicable documents giving rise to such Claims (to the extent lawful) or, if the applicable instruments do not specify a rate of interest, at the federal judgment rate as provided for in 28 U.S.C. § 1961 as in effect on the Petition Date; and

(f)
the CCH II Notes, accrued and unpaid interest pursuant to the applicable indenture from the Petition Date through the Effective Date at the non-default rate unless (1) otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities or (2) the Bankruptcy Court orders otherwise.

For the avoidance of doubt, except as required under applicable non-bankruptcy law, Post-Petition Interest will not be paid on Allowed Administrative Expense Claims (including professional fee Claims).

“Priority Tax Claims” mean any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Releasing Parties” means the Debtors and the parties who sign plan support agreements.

“Record Date” means a date prior to the date chosen by CCI on which the Rights Offering shall commence, which record date shall be reasonably satisfactory to the Debtors and the Requisite Holders.

“Reorganized Company” means CCI after the Effective Date.

“Reorganized Debtors” means, collectively, the Debtors after the Effective Date.

“Section 510(b) Claims” means any Claim arising from rescission of a purchase or sale of security (including any Interest) of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim, shall be subordinated to all Claims or Interests that are senior to or equal the Claim or Interest represented by such security, except that if such security is common stock, such Claim has the same priority as common stock.

“Unimpaired” means Claims in an Unimpaired Class.

“Unimpaired Class” means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

ANNEX B

TERMS OF NEW CCH II INDENTURE

Issuers	CCH II, LLC and CCH II Capital Corp.

Amount
$1.477 billion (plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest (in each case unless paid in cash) on exchanged CCH II Notes, but excluding any call premiums or any prepayment penalties) plus $85 million for the New CCH II $85M Note.

Maturity	Seven years

Interest	Interest will accrue from and including the settlement date and will be payable in cash semi-annually, in arrears, on February 15 and August 15 of each year, beginning on February 15, 2010.

Interest Rate	The per annum interest rate on the New CCH II Notes will be 13.5%.

Ranking	The New CCH II Notes will be the senior unsecured obligations of CCH II and will rank pari passu to all of CCH II’s existing and future unsecured senior indebtedness.

Guarantee	CCI and/or any other parent company may, at the option of such parties, guarantee the New CCH II Notes.

Optional Redemption
CCH II may redeem, at its option, the New CCH II Notes in whole or in part from time to time beginning on the third anniversary of the issuance thereof at par plus 1/2 of coupon dropped down to 1/4 and 1/8 annually thereafter.  Prior to then, CCH II can be redeemed via a make-whole (T+50) and equity clawback (up to 35%), excluding any equity issuance associated with the Financing Transactions.

Financial Reporting	The financial reporting shall be satisfied by the filings of CCI or another parent company, to the extent such filings do not reflect the financials or assets of other material operations.

Change of Control
Upon the occurrence of a Change of Control, each holder of the New CCH II Notes will have the right to require CCH II to repurchase all or any part of that holder’s New CCH II Notes at a repurchase price equal to 101% of the aggregate principal amount of the New CCH II Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase.  Change of Control shall be standard HY with a trigger at 50.1%.  The Committee Members shall be “Related Persons” (i.e., do not count towards 50.1%) (carve out for Paul Allen as well).  Current clause (6) (maintaining holding company structure) will be removed.

Restrictive Covenants	The indenture shall contain the following covenants substantially similar to current CCH II 2013 (September 2006) indenture as follows with the leverage ratio indicated.

Restrictions on the ability of CCH II and CCH II’s restricted subsidiaries to: (1) incur indebtedness; (2) create liens; (3) pay dividends or make distributions in respect of capital stock and other restricted payments; (4) make investments; (5) sell assets; (6) create restrictions on the ability of restricted subsidiaries to make certain payments; (7) enter into transactions with affiliates; or (8) consolidate, merge or sell all or substantially all assets.  However, such covenants will be subject to a number of important qualifications and exceptions including, without limitation, provisions allowing CCH II and its restricted subsidiaries, as long as CCH II’s leverage ratio is not greater than 5.75 to 1.0, to incur additional indebtedness and make investments.

Events of Default	The events of default will be substantially similar as those contained in the current CCH II notes.

Debt Incurrence	For the avoidance of doubt, the indenture will confirm the fact that the credit facility debt was incurred as ratio debt.

Restricted Payments
RPs shall be reset at emergence and will build per 2006 indenture.  COD income is excluded from any calculation of RPs and will start at $500 million.  Existing carve outs remain and carve out for preferred stock issued in the Financing Transactions dividends to be added.

Securities Act
The New CCH II Notes shall be issued under 4(2) for committee members (such holders will sell under Rule 144A or Rule 144) and 1145 for non-committee members. Customary registration rights for holders of 4(2) securities to be granted.